EXHIBIT 99.1

China Automotive Systems Reports 2017 Second Quarter

Unaudited Financial Results

By PR Newswire,  August 10, 2017, 06:00:00 AM EDT

WUHAN, China, Aug. 10, 2017 /PRNewswire/ -- China Automotive Systems, Inc. ("CAAS" or the "Company") (NASDAQ:CAAS), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the second quarter and six months ended June 30, 2017.

Second Quarter 2017 Highlights

Net sales increased 16.5% to $117.7 million from $101.0 million in the second quarter of 2016;

Gross profit rose 32.6% to $24.1 million and the gross margin increased to 20.4% from 18.0% in the second quarter of 2016;

Income from operations increased by 109.8% to $11.1 million with an operating margin of 9.4% compared with 5.2% in the second quarter of 2016;

Net income attributable to parent company's common shareholders rose 64.8% to $8.9 million, or diluted earnings per share of $0.28, compared to net income attributable to parent company's common shareholders of $5.4 million, or diluted earnings per share of $0.17, in the second quarter of 2016.

First Six Months of 2017 Highlights

Net sales grew 8.8% to $237.0 million, compared to $217.9 million in the first six months of 2016;

Gross profit increased by 16.6% to $45.7 million, compared to $39.2 million in the first six months of 2016; gross margin increased to 19.3% in the first six months of 2017, compared to 18.0% in the first six months of 2016;

Income from operations increased by 48.8% to $18.3 million with an operating margin of 7.7% compared with 5.6% in the second quarter of 2016;

Net income attributable to parent company's common shareholders grew 31.5% to $14.6 million from $11.1 million in the first six months of 2016; diluted earnings per share attributable to parent company's common shareholders was $0.46, compared to diluted earnings per share attributable to parent company's common shareholders of $0.34 in the first six months of 2016.

Net cashflow from operating activities increased to $19.2 million from a net use of $6.4 million in the first six months of 2016.

Mr. Qizhou Wu, chief executive officer of CAAS, commented, "Our sales in the second quarter of 2017 reflected economic growth in China, an increase in the sales of our traditional steering products as Chinese branded vehicles captured market share, and stronger growth in our international markets.  We are investing more in our research and development to strengthen our EPS product line and advance other new products to enhance sales growth."

Mr. Jie Li, chief financial officer of CAAS, commented, "We continue to focus on building our financial strength and resources to build our operations in China and in international markets.  With our growing number of high quality steering products, we are well positioned to capture market shares in key markets in the future.  We generated free cash flow, added $9.5 million in working capital and improved our return on invested capital in the first half of 2017."

Second Quarter of 2017

In the second quarter of 2017, net sales increased 16.5% to $117.7 million, compared to $101.0 million in the same quarter of 2016. Net sales of traditional steering products grew by 32.8% and the Company sold more products to its North American customers.  Sales of electric power steering ("EPS") represented 22.6% of total net sales.

Gross profit increased 32.6% to $24.1 million in the second quarter of 2017, compared to $18.1 million in the second quarter of 2016. The gross margin was 20.4% in the second quarter of 2017, versus 18.0% in the second quarter of 2016 and 18.1% in the first quarter of 2017. The gross margin increased mainly due to a better revenue mix as total units sold to the international markets increased during the second quarter of 2017.

Gain on other sales increased to $4.6 million in the second quarter of 2017, compared to $1.2 million in the second quarter of 2016. The increase was mainly due to a one-time gain of $2.2 million on disposal of a building in the second quarter of 2017.

Selling expenses were $4.6 million in the second quarter of 2017, compared to $4.1 million in the second quarter of 2016. Selling expenses represented 3.9% of net sales in the second quarter of 2017 compared to 4.1% in the same quarter of 2016. The increase was mainly due to higher logistics expenses related to increased sales during the quarter.

General and administrative expenses ("G&A expenses") were $5.3 million in the second quarter of 2017 compared to $3.9 million in the second quarter of 2016. G&A expenses represented 4.5% of net sales in the second quarter of 2017 compared to 3.9% in the second quarter of 2016. The increase was mainly due to the increased allowance for doubtful accounts of $1.1 million and higher payroll expenses.

Research and development expenses ("R&D expenses") increased 28.3% to $7.7 million in the second quarter of 2017, compared to $6.0 million in the second quarter of 2016. R&D expenses continue to focus on the development of the Company's EPS and other new products. R&D expenses represented 6.5% of sales in the second quarter of 2017, compared with 5.9% in the 2016 second quarter.

Net financial income in the second quarter of 2017 was $0.6 million compared with $0.1 million in the second quarter of 2016.

Income from operations rose 109.8% to $11.1 million in the second quarter of 2017, compared to $5.3 million in the same quarter of 2016. The increase was primarily due to higher gross profit and a gain on other sales. As a percentage of net sales, the operating margin was 9.4% in the second quarter of 2017, compared to 5.2% in the second quarter of 2016.

Income before income tax expenses and equity in earnings of affiliated companies was $11.1 million in the second quarter of 2017, compared to $6.5 million in the second quarter of 2016.

Net income attributable to parent company's common shareholders rose 64.8% to $8.9 million in the second quarter of 2017, compared to net income attributable to parent company's common shareholders of $5.4 million in the corresponding quarter of 2016. Diluted earnings per share were $0.28 in the second quarter of 2017, compared to diluted earnings per share of $0.17 in the second quarter of 2016. The weighted average number of diluted common shares outstanding was 31,649,322 in the second quarter of 2017, compared to 32,087,634 in the second quarter of 2016.

First Six Months of 2017

Net sales increased 8.8% to were $237.0 million in the first six months of 2017, compared to $217.9 million in the first six months of 2016. Six-month gross profit increased 16.6% to $45.7 million, compared to $39.2 million in the corresponding period last year. Six-month gross margin was 19.3% in the 2017 period compared to 18.0% in the corresponding period in 2016. The gain on other sales of $5.3 million was in the first six months of 2017 compared with $2.0 million in the 2016 period. Income from operations climbed 48.8% to $18.3 million in the first six months of 2017, compared to $12.3 million in the first six months of 2016. Operating margin was 7.7% in the first six months of 2017, compared to 5.6% for the corresponding period of 2016.

Net income attributable to parent company's common shareholders increased 31.5% to $14.6 million in the first six months of 2017, compared to $11.1 million in the corresponding period in 2016. Diluted earnings per share were $0.46 in the first six months of 2017, compared to diluted earnings per share of $0.34 for the corresponding period in 2016.

As of June 30, 2017, cash and equivalents, pledged cash and short-term investments were $98.2 million. Total accounts receivable including notes receivable were $307.4 million. Accounts payable were $226.2 million and bank and government loans were $67.4 million. Total parent company stockholders' equity was $321.8 million as of June 30, 2017, compared to $300.5 million as of December 31, 2016.

Net cash provided by operating activities increased significantly to $19.2 million from a net use of $6.4 million in the first six months of 2016. The increase was mainly attributable to the improvement of account receivable management. Payments to acquire property, plant and equipment was reduced to $10.2 million from $18.5 million in the first six months of 2016.

Business Outlook

Management has increased its revenue guidance for the full year 2017 to US$490 million. This target is based on the Company's current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on August 10, 2017 at 9:00 A.M. EDT/9:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management's presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call:

Phone Number: +1-877-407-8031 (North America)

Phone Number: +1-201-689-8031 (International)

China Toll Free: +86-400-1202-840

A replay of the call will be available on the company's website in the investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 6 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Chrysler Group LLC in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 30, 2017, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li
Chief Financial Officer
China Automotive Systems, Inc.
Email: jieli@chl.com.cn

Kevin Theiss
+1-646-726-6511
kevin.theiss@awakenlab.com

(Tables Follow)

ChinaAutomotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended June 30,
	2017	2016
Net product sales ($8,583 and $10,054 sold to related parties for the three months ended June 30, 2017 and 2016)	$117,660	$101,017
Cost of products sold ($6,283 and $6,168 purchased from related parties for the three months ended June 30, 2017 and 2016)	93,599	82,869
Gross profit	24,061	18,148
Gain on other sales	4,555	1,185
Less: Operating expenses
Selling expenses	4,555	4,128
General and administrative expenses	5,283	3,942
Research and development expenses	7,707	5,987
Total operating expenses	17,545	14,057
Income from operations	11,071	5,276
Other income, net	152	1,219
Interest expense	(644)	(127)
Financial income, net	550	148
Income before income tax expenses and equity in earnings of affiliated companies	11,129	6,516
Less: Income taxes	2,186	1,196
Equity in (loss)/earnings of affiliated companies	(62)	195
Net income	8,881	5,515
Net (loss)/income attributable to non-controlling interests	(40)	151
Net income attributable to parent company's common shareholders	$8,921	$5,364
Comprehensive income:
Net income	$8,881	$5,515
Other comprehensive income:
Foreign currency translation gain/(loss), net of tax	5,814	(7,946)
Comprehensive income/(loss)	14,695	(2,431)
Comprehensive income/(loss) attributable to non-controlling interests	155	(164)
Comprehensive income/(loss) attributable to parent company	$14,540	$(2,267)

Net income attributable to parent company's common shareholders per share

Basic -	$0.28	$0.17

Diluted-	$0.28	$0.17
Weighted average number of common shares outstanding
Basic	31,644,004	32,085,822
Diluted	31,649,322	32,087,634

ChinaAutomotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Six Months Ended June 30,
	2017	2016
Net product sales ($18,121 and $18,639 sold to related parties for the six months ended June 30, 2017 and 2016)	$236,968	$217,871
Cost of products sold ($13,646 and $13,043 purchased from related parties for the six months ended June 30, 2017 and 2016)	191,278	178,711
Gross profit	45,690	39,160
Gain on other sales	5,343	1,986
Less: Operating expenses
Selling expenses	8,623	8,433
General and administrative expenses	9,637	8,257
Research and development expenses	14,472	12,126
Total operating expenses	32,732	28,816
Income from operations	18,301	12,330
Other (expense)/income, net	(102)	575
Interest expense	(875)	(323)
Financial income, net	882	470
Income before income tax expenses and equity in earnings of affiliated companies	18,206	13,052
Less: Income taxes	3,376	2,249
Equity in earnings of affiliated companies	(11)	257
Net income	14,819	11,060
Net income/(loss) attributable to non-controlling interests	184	(13)
Net income attributable to parent company's common shareholders	$14,635	$11,073
Comprehensive income:
Net income	$14,819	$11,060
Other comprehensive income:
Foreign currency translation gain/(loss), net of tax	7,443	(6,296)
Comprehensive income	22,262	4,764
Comprehensive gain/(loss) attributable to non-controlling interests	433	(249)
Comprehensive income attributable to parent company	$21,829	$5,013

Net income attributable to parent company's common shareholders per share

Basic -	$0.46	$0.34

Diluted-	$0.46	$0.34
Weighted average number of common shares outstanding
Basic	31,644,004	32,103,420
Diluted	31,649,615	32,105,611

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets

(In thousands of USD unless otherwise indicated)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$36,473	$31,092
Pledged cash	34,468	30,799
Short-term investments	27,239	30,475
Accounts and notes receivable, net - unrelated parties	288,985	285,731
Accounts and notes receivable, net - related parties	18,459	20,984
Advance payments and others - unrelated parties	7,473	10,203
Advance payments and others - related parties	30,558	624
Inventories	65,470	68,050
Current deferred tax assets	7,652	7,946
Total current assets	516,777	485,904
Non-current assets:
Long-term time deposits	6,790	865
Property, plant and equipment, net	108,646	101,478
Intangible assets, net	544	617
Other receivables, net - unrelated parties	2,212	2,252
Advance payment for property, plant and equipment - unrelated parties	13,961	14,506
Advance payment for property, plant and equipment - related parties	3,361	5,005
Long-term investments	17,552	16,431
Non-current deferred tax assets	4,241	4,641
Total assets	$674,084	$631,699

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank and government loans	$67,379	$40,820
Accounts and notes payable - unrelated parties	221,371	216,993
Accounts and notes payable - related parties	4,814	6,803
Customer deposits	699	700
Accrued payroll and related costs	7,128	6,971
Accrued expenses and other payables	34,598	35,882
Accrued pension costs	3,919	4,130
Taxes payable	5,397	11,674
Amounts due to shareholders/directors	324	312
Advances payable (current portion)	391	382
Current deferred tax liabilities	171	193
Total current liabilities	346,191	324,860
Long-term liabilities:
Long-term bank loan	-	608
Advances payable	347	339
Total liabilities	$346,538	$325,807

Commitments and Contingencies (See Note 29)

Stockholders' equity:
Common stock, $0.0001 par value - Authorized - 80,000,000 shares; Issued - 32,338,302 and 32,338,302 shares as of June 30, 2017 and December 31, 2016, respectively	$3	$3
Additional paid-in capital	64,306	64,764
Retained earnings-
Appropriated	10,673	10,549
Unappropriated	243,474	228,963
Accumulated other comprehensive income/(loss)	6,235	(892)
Treasury stock - 694,298 and 694,298 shares as of June 30, 2017 and December 31, 2016, respectively	(2,907)	(2,907)
Total parent company stockholders' equity	321,784	300,480
Non-controlling interests	5,762	5,412
Total stockholders' equity	327,546	305,892
Total liabilities and stockholders' equity	$674,084	$631,699

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income	$14,819	$11,060
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	7,809	7,351
Increase in/(reversal of) provision for doubtful accounts	1,008	(49)
Inventory write downs	2,101	1,902
Deferred income taxes	971	(27)
Equity in earnings of affiliated companies	11	(257)
Gain on disposal of Fujian Qiaolong	-	(698)
Gain on fixed assets disposals	(2,202)	(14)
Changes in operating assets and liabilities
(Increase) decrease in:
Pledged cash	(2,881)	6,528
Accounts and notes receivable	6,570	(50,973)
Advance payments and others	1,241	(1,437)
Inventories	2,104	(5,956)
Increase (decrease) in:
Accounts and notes payable	(2,932)	25,885
Customer deposits	(7)	(908)
Accrued payroll and related costs	(2)	152
Accrued expenses and other payables	(3,028)	456
Accrued pension costs	(307)	407
Taxes payable	(6,069)	276
Advance payable	-	(75)
Net cash provided by/(used in) operating activities	19,206	(6,377)
Cash flows from investing activities:
Increase in other receivables	137	1,438
Proceeds from disposition of a subsidiary, net of cash disposed of $1,063	-	1,953
Cash received from property, plant and equipment sales	2,334	719
Payments to acquire property, plant and equipment (including $3,497and $4,603 paid to related parties for the six months ended June 30, 2017 and 2016, respectively)	(10,178)	(18,454)
Payments to acquire intangible assets	-	(60)
Purchase of short-term investments	(8,069)	(14,797)
Purchase of long-term time deposit	(5,836)	-
Proceeds from maturities of short-term investments	11,923	1,827
Investment under equity method	(730)	(3,013)
Loan to a related party	(29,044)	-
Net cash used in investing activities	(39,463)	(30,387)
Cash flows from financing activities:
Proceeds from bank and government loans	59,088	11,541
Repayments of bank and government loans	(34,128)	(5,138)
Repurchases of common stock	-	(454)
Net cash provided by financing activities	24,960	5,949
Effects of exchange rate on cash and cash equivalents	678	(997)
Net increase/(decrease) in cash and cash equivalents	5,381	(31,812)
Cash and cash equivalents at beginning of period	31,092	69,676
Cash and cash equivalents at end of period	$36,473	$37,864

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows (continued)

(In thousands of USD unless otherwise indicated)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

	Six Months Ended June 30,
	2017	2016
Cash paid for interest	$354	$180
Cash paid for income taxes	4,172	1,253

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

	Six Months Ended June 30,
	2017	2016
Property, plant and equipment recorded during the period for which there previously were advance payments	$10,310	$7,580
Accounts payable for acquiring property, plant and equipment	709	845
Dividends payable to non-controlling interests	608	464